Exhibit 6.34

Strategic Partnership Agreement

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Redacted information is indicated by [*****].

This STRATEGIC PARTNERSHIP AGREEMENT (this “Agreement”) is entered into as of December 14, 2022 (the “Effective Date”) by and between GENERAL MOTORS LLC, a Delaware limited liability company having a principal place of business [*****] (“GM”), and ENERGY EXPLORATION TECHNOLOGIES, INC., a corporation having a principal place of business at 1624 Headway Circle, Austin, TX 78754 (“ENERGYX”). GM and ENERGYX are each referred to as a “Party” in this Agreement, and collectively, as the “Parties.”

BACKGROUND

A.    GM is one of the world’s premier vehicle manufacturers and a leader in the global transition to electric vehicles powered by lithium-ion batteries. ENERGYX is a leading lithium extraction technology company, working to make lithium production more scalable and environmentally friendly to satisfy the needs of electric vehicle makers.

B.    To facilitate a stronger relationship between the Parties, GM’s Affiliate, General Motors Ventures LLC (“GMV”) and ENERGYX are also entering into an agreement by which GMV will make a financial investment in ENERGYX of no less than [*****] USD (“GMV Investment”). For the avoidance of doubt, this Agreement is contingent, and shall only be binding, upon the closing and completion of the GMV Investment.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GM and ENERGYX agree as follows:

TERMS AND CONDITIONS

1.	Definitions.

1.1

“Affiliate” of a Party means an entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Party, and only for the duration of such control. With respect to GM, the term “control” includes the direct or indirect ownership of 30% or more of the equity interest in an entity or the right to exercise management control.

1.2	“GM Company” means GM and/or its Affiliates.

1.3	“ENERGYX Technology” means ENERGYX’s technology relating to lithium extraction and lithium processing including the materials, equipment, software and processes.

2.	Proof of Concept.

2.1

As ENERGYX continues its efforts to commercialize of the ENERGYX Technology, GM will facilitate connections with lithium asset producers, cathode active material suppliers, and cell manufacturers to assist in ensuring the resulting lithium meets GM’s product specifications.

2.2

If mutually agreed by the Parties, GM, or a third party on GM’s behalf, will evaluate material provided by ENERGYX and provide feedback on how it performs relative to product specifications used in GM batteries.

3.	Future Collaborations.

3.1

The Parties indicate a mutual interest in potentially collaborating on lithium-related projects. In the event the GMV Investment is consummated and in consideration thereof, ENERGYX will first offer GM the opportunity to collaborate in the following areas:

a)

Lithium Offtake. Offtake for lithium products from projects utilizing ENERGYX’s Technology [*****]. This includes both (i) projects which are controlled by ENERGYX and (ii) projects which are controlled by third parties who have partnered with ENERGYX for the provision of lithium extraction technology, to the extent ENERGYX is contractually afforded such rights from third parties. ENERGYX shall use its commercially reasonable best efforts to secure such rights for the benefit of GM. ENERGYX will give GM the right of first refusal to enter into any lithium offtake agreements with ENERGYX on future projects or assets.

b)

Lithium Project Finance and Development. Financing of innovative lithium projects based on the ENERGYX Technology in the United States, Canada, South America, and abroad, with strong financial profiles and associated offtake opportunities.

c)	Lithium Technology Development. Potential joint development work between the Parties relating to, but not limited to, Li Carbonate, Li Hydroxide, and Direct to Li Metal technologies.

d)	Asset Tracking. GM and ENERGYX will create a structured tracking mechanism for asset introductions made by GM to ENERGYX which will include a formal tracking spreadsheet and process.

3.2

ENERGYX will provide GM with a written proposal, in the event the opportunity to collaborate in accordance with Section 3.1 arise, which includes a description of the collaboration opportunity that is the subject of the proposal, and such other information as necessary to permit GM to reasonably evaluate the proposal.

3.3

If, based on the proposal, GM advises ENERGYX [*****] that it is interested in pursuing the collaboration opportunity, the Parties will negotiate in good faith the terms of an appropriate agreement. [*****].

3.4

If GM elects not to further pursue a proposal at any time, or the parties are unable to negotiate an agreement with respect to such proposal as contemplated by Section 3.3, ENERGYX may pursue other partners to collaborate on such proposal.

3.5

In the spirit of this Agreement, a cooperative relationship, and as GMV is an investor in ENERGYX, the Parties agree that GM should not be barred from commercial activities with ENERGYX. Thus, ENERGYX agrees that, as of the Effective Date and during the Term, it has not and will not enter into an exclusive arrangement during the Term with a third party that would preclude ENERGYX from offering any present or future ENERGYX Technology, products, materials and/or services to GM Companies or GM suppliers that it sells, licenses or otherwise makes available to any third party, with such offering being on commercially reasonable terms.

4.	Sourcing Conditions.

4.1

In consideration of the GM Investment, if a supplier of lithium to GM directly or indirectly takes advantage of the ENERGYX Technology due primarily to GM’s introduction, [*****] determined by the Parties in good faith, or ENERGYX is selected as a lithium supplier to GM (a “GM Lithium Supplier”), ENERGYX agrees that:

a)	ENERGYX will provide GM any third party GM Lithium Supplier [*****] ENERGYX materials, products, equipment, services or license rights at no less than [*****] the same provided to any third party.

b)	The price ENERGYX charges GM for lithium offtake pursuant to Section 3.1a) will be [*****]. ENERGYX will disclose promptly to GM circumstances which would trigger a price reduction hereunder.

4.2

If GM requests a license to any ENERGYX Technology, ENERGYX agrees to negotiate a license under commercially reasonable terms, subject to the discount on contemplated by Section 4.1a). ENERGYX represents that it has not entered into, and will not enter into, any other agreements that would restrict in any way its ability to enter such a license with GM.

5.	Term

This Agreement shall expire on the seventh (7th) anniversary of the Effective Date (the term of this Agreement shall be referred to as the “Term”), unless mutually agreed by the Parties in writing prior to the expiration of the Term.

6.	Export Controls.

The products, services and/or technical data (collectively “Items”) delivered, developed, or manufactured under this Agreement may be subject to applicable U.S. and Canada export control and economic sanctions laws and regulations (collectively “Export Control Laws”). The Parties shall comply with all applicable Export Control Laws and shall not export, re-export, release or otherwise transfer Items without first obtaining all required licenses and approvals. Compliance with Export Control Laws includes, but is not limited to, abiding by U.S. economic sanctions, embargoes and prohibitions on transactions involving restricted parties, countries and regions. This includes, but is not limited to, the prohibition on the transfer of commodities, materials, software and technology (i.e., all Items) subject to this Agreement to, or procurement from, or transit through U.S. sanctioned countries and regions (currently Iran, Syria, North Korea, Cuba and the Crimea region of Ukraine) unless such transactions are permissible under all applicable Export Control Laws.

7.	General Terms.

7.1

Authorization. Each Party executing this Agreement represents and warrants that it has the corporate power and authority to execute this Agreement and this Agreement has been duly authorized by such Party.

7.2

Representations. ENERGYX represents, warrants and covenants that i) it is the owner of all right, title and interest to the ENERGYX Technology, ii) it has all rights necessary to comply with the obligations herein, and iii) that it has no outstanding grants, licenses, assigns, securities, liens, encumbrances, material liabilities or conflicts of any nature that would interfere with this Agreement and will not enter into any agreements that would create such items.

7.3	Cooperation. Each Party agrees to cooperate fully with the other Party and to take all additional actions that may be necessary to give full force and effect to this Agreement.

7.4

No Waiver; Cumulative Remedies; Unenforceability. No Party will by any act, delay, indulgence, omission, or otherwise be deemed to have waived any right or remedy under this Agreement or of any breach of the terms and conditions of this Agreement. A waiver by any Party of any right or remedy under this Agreement on any one occasion will not be construed as a bar to any right or remedy which that Party would otherwise have had on a subsequent occasion. Neither failure to exercise, nor any delay in exercising, any right, power, or privilege under this

Agreement, by any Party will operate as a waiver, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by any other agreements or applicable law. Should any provision of this Agreement be held invalid or unenforceable, the remainder of this Agreement will not be affected thereby.

7.5

Waivers and Amendments; Successors and Assigns. No term or provision of this Agreement may be waived, altered, modified, or amended except by a written instrument, duly executed by the Parties. This Agreement and all of the Parties’ obligations are binding upon their respective successors and assigns, and together with the rights and remedies of the Parties under this Agreement, inure to the benefit of the Parties and their respective successors and assigns. ENERGYX may not assign or transfer any right or obligation under this Agreement without the prior written consent of GM, which will not be unreasonably withheld; provided, however, that ENERGYX may assign this Agreement to a wholly-owned subsidiary of ENERGYX or to an acquirer of all or substantially all of the equity or assets of ENERGYX without such consent. GM may assign this Agreement to any Affiliate of GM provided that such assignee is capable of fulfilling GM’s obligations under this Agreement. For the avoidance of doubt, this Agreement will survive any merger, consolidation or acquisition of either Party with, by or into another corporation, entity or person, or any change in ownership of either Party.

7.6

Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given under this Agreement will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or (b) when received by the addressee, if sent by a recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate to the other Party):

If given to GM:	General Motors LLC
[*****]

With a copy to:	General Motors LLC
[*****]

If given to ENERGY X:	Energy Exploration Technologies, Inc.
1500 Cordova Rd. #302
Fort Lauderdale, FL 33316
Attn: Geri Berkowitz, Treasurer

With a copy to:	Energy Exploration Technologies, Inc.
1624 Headway Circle #100
Austin, TX 78754
Attn: Teague Egan, CEO

Rejection of or refusal to accept any notice, or the inability to deliver any notice because of a changed address of which no notice was given, will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

7.7

No Intended Third Party Beneficiary. The Parties hereto acknowledge and agree that the rights and interests of the Parties under this Agreement are intended to benefit solely the Parties, except as expressly set forth in this Agreement.

7.8

Compliance with Laws. The Parties shall comply with all applicable laws and regulations that relate to performance under this Agreement. The Parties agree to comply with all applicable anti-corruption laws, including, without limitation, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, and that neither ENERGYX nor any of its subcontractors, vendors, agents or other associated third parties will engage in any form of commercial bribery, nor directly or indirectly provide or offer to provide, anything of value to or for the benefit of, any official or employee of a governmental authority or of any government-owned, government-controlled or government-affiliated entity to obtain or retain any contract, business opportunity or other business benefit, or to influence any act or decision of that person in his/her official capacity.

7.9

Counterparts. This Agreement may be executed in one or more counterparts by facsimile, .pdf, DocuSign or other means of electronically imaging or evidencing a signature, , each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

7.10

Entire Agreement; Ambiguous Language. This Agreement, together with any other agreements and schedules referenced to herein or executed in connection with this Agreement, constitutes the entire understanding of the Parties, and supersedes any prior agreements or understandings of the Parties in connection with the subject matter hereof. This Agreement is being entered into among competent persons who are experienced in business and represented by counsel, and has been reviewed by ENERGYX and GM and their respective counsel. Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular Party as the drafter of such language.

7.11

Governing Law and Jurisdiction. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to conflicts of law principles. Any suit involving this Agreement must be brought in state or federal court, as appropriate, within the boundaries of the Eastern District of Michigan, and the Parties waive any claim related to venue or lack of personal jurisdiction.

7.12

Confidentiality. ENERGYX will not, without first obtaining the written consent of GM in any manner a) advertise or publish the fact directly or by implication that GM has entered this Agreement with ENERGYX or made the GMV Investment, b) imply or use any trademarks or trade names of GM in ENERGYX’s advertising, promotional materials, or commentaries, or c) use GM information in any form of electronic communication such as web sites (internal or external), blogs, or other types of postings.

Furthermore, the Parties agree that the terms of this Agreement are confidential and not intended for dissemination beyond the Parties without the express written consent of the other Party. Notwithstanding the foregoing, any Party may disclose the existence and terms of this Agreement (a) to the extent required by law (including the rules of any applicable stock exchange) or by any governmental agency or required or requested to be disclosed pursuant to legal process (including discovery requests), (b) to the extent necessary to enforce this Agreement, and (c) to any employee, officer, director, agent, affiliate, representative, investor, partner, member, shareholder, advisor, attorney, accountant, or actual or potential financing source of such Party or such Party’s Affiliates (provided that any such person or entity is directed to maintain such information in confidence as contemplated by this Section and that such Party will be responsible and liable for the failure of any such person or entity to maintain such information in confidence as contemplated by this Section). This Section 7.12 will survive expiration of this Agreement

7.13

CONSULTATION WITH COUNSEL. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL BEFORE EXECUTING THIS AGREEMENT AND ARE EXECUTING SUCH AGREEMENT WITHOUT DURESS OR COERCION AND WITHOUT RELIANCE ON ANY REPRESENTATIONS, WARRANTIES OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES AND COMMITMENTS SET FORTH IN THIS AGREEMENT.

7.14

WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE

ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, PURCHASE ORDERS, OR ANY OTHER AGREEMENTS BETWEEN THE PARTIES. NO PARTY WILL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHOM SUCH RELINQUISHMENT WILL BE CHARGED.

7.15

DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR OTHER INDIRECT DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE, OR OTHERWISE, AND WHETHER OR NOT THE OTHERWISE LIABLE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS WILL SURVIVE AND APPLY NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY AVAILABLE HEREIN.

[Remainder of this page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, each Party has caused this Strategic Partnership Agreement to be executed by its authorized representatives.

ENERGY EXPLORATION TECHNOLOGIES, INC.

By:

Teague Egan
CEO

Date:	December 15, 2022

GENERAL MOTORS LLC

By:
[*****]

Date:

IN WITNESS WHEREOF, each Party has caused this Strategic Partnership Agreement to be executed by its authorized representatives.

ENERGY EXPLORATION TECHNOLOGIES, INC.

By:
Teague Egan
CEO

Date:

GENERAL MOTORS LLC

By:	[*****]
[*****]

Date:	December 20, 2022